                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                       SARA LEE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing party:
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     (4) Date filed:
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
                                     [LOGO]

                                                              September 22, 1997

DEAR SARA LEE STOCKHOLDER:

    It is my pleasure to invite you to Sara Lee Corporation's 1997 Annual Meeting of Stockholders. At last year's annual meeting, a number of you encouraged us to find a larger site so we could better accommodate our many loyal stockholders who attend our annual meeting. I am pleased to report that this year's meeting will be held in FESTIVAL HALL A AT NAVY PIER, 600 E. GRAND AVENUE, CHICAGO, ILLINOIS on Thursday, October 30, 1997, at 10:00 a.m. We've included a map and directions to Navy Pier and the meeting site on the back page of this proxy statement.

    The formal notice of the meeting follows on the next page. In addition to the three items of business, we will also discuss Sara Lee's 1997 performance and answer your questions. Enclosed with this proxy statement are your voting card, a postage-paid envelope to return your voting card, your admission ticket to the meeting and Sara Lee's 1997 Annual Report.

    Your vote is important. Whether you plan to attend the meeting or not, please sign, date and return the enclosed voting card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

    I also wanted to let you know that Sara Lee recently launched an Internet site on the World Wide Web (http://www.saralee.com) to provide stockholders and other interested parties with ready access to information about Sara Lee. I hope you'll visit our new site.

    I look forward to seeing you at the meeting.

                                          Sincerely,

                                                  [LOGO]

                                          John H. Bryan
                                          Chairman and Chief Executive Officer

                                     [LOGO]

                   ------------------------------------------

                               NOTICE OF THE 1997
                         ANNUAL MEETING OF STOCKHOLDERS
                   ------------------------------------------

    The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 30, 1997, at 10:00 a.m., in FESTIVAL HALL A AT NAVY PIER, 600
E. GRAND AVENUE, CHICAGO, ILLINOIS for the following purposes:

    1.  to elect 18 directors;

    2. to ratify the appointment of Arthur Andersen LLP as our independent accountants for the 1998 fiscal year;

    3.  to act on one stockholder proposal; and

    4.  to transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on September 2, 1997 are entitled to notice of and to vote at the Annual Meeting.

    Whether or not you plan to attend the meeting, please sign, date and return the enclosed voting card in the envelope provided.

                                        By Order of the Board of Directors

                                                        [SIG]

                                        Janet Langford Kelly
                                        Senior Vice President, Secretary and
                                        General Counsel

September 22, 1997

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION ABOUT SARA LEE CORPORATION....................................    1

INFORMATION ABOUT THE ANNUAL MEETING......................................    1

  Information About Attending the Annual Meeting..........................    1

  Information About this Proxy Statement..................................    1

  Information About Voting................................................    1

  Information for Sara Lee Employees Who are Stockholders.................    2

  Information Regarding Tabulation of the Vote............................    2

  Quorum Requirement......................................................    2

  Information About Votes Necessary for Action to be Taken................    2

  Other Matters...........................................................    2

ELECTION OF DIRECTORS.....................................................    3

MEETINGS AND COMMITTEES OF THE BOARD......................................    7

DIRECTOR COMPENSATION.....................................................    8

SARA LEE COMMON STOCK AND ESOP STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE
  OFFICERS................................................................    9

EXECUTIVE COMPENSATION....................................................   10

  Report of the Compensation and Employee Benefits Committee on Executive
    Compensation..........................................................   10

  Performance Graph.......................................................   13

  Summary Compensation Table..............................................   14

  Option Grants in Last Fiscal Year.......................................   15

  Option Exercises and Fiscal Year-End Values.............................   16

  Employment Agreements...................................................   17

  Severance Plans.........................................................   17

RETIREMENT PLANS..........................................................   17

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.............................   18

STOCKHOLDER PROPOSAL AND SARA LEE RESPONSE................................   18

OTHER INFORMATION.........................................................   20

  Stockholder Proposals for the 1998 Annual Meeting.......................   20

  Sara Lee's Form 10-K....................................................   20

  Expenses of Solicitation................................................   20

                     INFORMATION ABOUT SARA LEE CORPORATION

    Sara Lee is a global manufacturer and marketer of high-quality, brand-name consumer products. We have operations in more than 40 countries and market branded consumer products in more than 140 countries. We employ 141,000 people worldwide. Our headquarters is located in Chicago, Illinois and our address is Three First National Plaza, Chicago, Illinois 60602-4260. Our telephone number is (312) 726-2600.

                      INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

    Our Annual Meeting will be held on Thursday, October 30, 1997 at 10:00 a.m. in Festival Hall A at Navy Pier, 600 E. Grand Avenue, Chicago, Illinois. If you'd like to attend the Annual Meeting please bring your admission ticket with you. Your admission ticket is included with this proxy statement and is attached to your proxy card. Simply detach the proxy card from your ticket, sign, date and mail your proxy card in the enclosed envelope and bring your admission ticket to the meeting. If you want to attend the meeting, but your shares are held in the name of a broker or other nominee, please send a written request for an admission ticket to Sara Lee's Secretary, Janet Langford Kelly, and include in your request an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on September 2, 1997.

INFORMATION ABOUT THIS PROXY STATEMENT

    We sent you this proxy statement and the enclosed proxy card because Sara Lee's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting Sara Lee's Shareholder Services Department at (312) 558-8662. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and which is designed to assist you in voting your shares. On September 22, 1997, we began mailing these proxy materials to all stockholders of record at the close of business on September 2, 1997.

INFORMATION ABOUT VOTING

    Stockholders can vote on matters presented at the Annual Meeting in two ways:

    - By Proxy -- You can vote by signing, dating and returning the enclosed proxy card. If you do this, the individuals named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of Arthur Andersen and the stockholder proposal to be presented at the meeting. If you do not indicate instructions on the card, your shares will be voted FOR the election of the directors, FOR the ratification of Arthur Andersen as independent accountants for the 1998 fiscal year and AGAINST the stockholder proposal.

    - In Person -- You may come to the Annual Meeting and cast your vote there.

    You may revoke your proxy at any time before it is exercised by sending a written notice of revocation to Sara Lee's Secretary, Janet Langford Kelly, by providing a later dated proxy or by voting in person at the meeting.

    Each share of Sara Lee common stock is entitled to one vote. As of September 2, 1997, there were 480,725,013 shares of common stock outstanding. Each share of Sara Lee Employee Stock Ownership Plan Convertible Preferred Stock is entitled to 5.133 votes. As of September 2, 1997, there were 4,267,227 shares of ESOP Stock outstanding. The common stock and the ESOP Stock vote together on all matters as a single class.

INFORMATION FOR SARA LEE EMPLOYEES WHO ARE STOCKHOLDERS

    If you are one of our many employees who is a stockholder and you participate in the Employee Stock Ownership Plan (the ESOP), the Sara Lee Common Stock Fund under any of Sara Lee's retirement or savings plans (the Savings Plans), or in Sara Lee's Dividend Reinvestment Plan (the DRIP), you will receive one proxy with respect to all of your shares registered in the same name. Employees whose accounts are not registered in the same name will receive a separate proxy with respect to their individual, ESOP, Savings Plans or DRIP shares. If you participate in the ESOP you are entitled to direct the ESOP trustee how to vote the shares allocated to your account, as well as a proportionate share of unallocated or unvoted shares. If you participate in any of the Savings Plans you have the right to direct the Savings Plans trustee how to vote the shares allocated to your account. If you participate in the Savings Plans and you do not return a proxy with respect to Savings Plans shares, your Savings Plans shares will be voted by the Savings Plans trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received.

INFORMATION REGARDING TABULATION OF THE VOTE

    Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of the stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements or (2) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Representatives of Harris Trust and Savings Bank will tabulate votes and act as Inspectors of Election at the meeting.

QUORUM REQUIREMENT

    A quorum of stockholders is necessary to hold a valid meeting. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

INFORMATION ABOUT VOTES NECESSARY FOR ACTION TO BE TAKEN

    Eighteen directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the eighteen nominees for director with the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. Other action requires an affirmative vote of the majority of the votes cast on the matter. Abstentions and non-votes will have no effect on the result of the vote on the three items to be presented at the meeting.

OTHER MATTERS

    The Board of Directors does not know of any other matter which will be presented at the Annual Meeting other than the proposals discussed in this proxy statement. Under our Bylaws, generally no business besides the three items discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such proposal in their discretion.

                              ELECTION OF DIRECTORS

                                [PHOTO]

BOARD OF DIRECTORS

SEATED FROM LEFT: Michael E. Murphy, Rozanne L. Ridgway, Allen F. Jacobson, Frans H.J.J. Andriessen, Donald J. Franceschini, Hans B. van Liemt, Paul A. Allaire, Joan D. Manley, Newton N. Minow, C. Steven McMillan

STANDING FROM LEFT: John H. Bryan, Duane L. Burnham, Charles W. Coker, Richard
L. Thomas, Sir Arvi H. Parbo, Vernon E. Jordan, Jr., Frank L. Meysman, James L. Ketelsen, Willie D. Davis

    Sara Lee's directors are elected each year at the Annual Meeting by the stockholders. We do not have a staggered board. Eighteen directors will be elected at this year's Annual Meeting. Each director will serve until the 1998 Annual Meeting of stockholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors.

    Frank L. Meysman was elected to the Board by the other directors on March 27, 1997, at the same time that he was promoted to Executive Vice President. Historically, Sara Lee's officers at the level of Executive Vice President and above serve on the Board.

    Michael E. Murphy, Sara Lee's Vice Chairman and Chief Administrative Officer and a Director since 1979, is retiring from Sara Lee. Mike joined Sara Lee in 1979 as an Executive Vice President and our Chief Financial and Administrative Officer. Sara Lee and its Board of Directors wish to extend Mike our sincerest thanks for his many important and lasting contributions to the success of Sara Lee and our very best wishes to him and his family.

    If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a director. The ages of the nominees are as of October 30, 1997.

    PAUL A. ALLAIRE Chairman and Chief Executive Officer of Xerox Corporation (information processing). Mr. Allaire became a director of Sara Lee in 1989. He is a director of Lucent Technologies, J.P. Morgan & Co. Inc., Rank Xerox Limited, Fuji Xerox Co., Ltd., Xerox Financial Services, Inc. and SmithKline Beecham plc and a trustee of Carnegie-Mellon University and Worcester Polytechnic Institute. Mr. Allaire is also a director of the Ford Foundation, a member of the board of the Council on Foreign Relations and member of the Council on Competitiveness. He is a member of The Business Council and the Business Roundtable. Age 59.

    FRANS H.J.J. ANDRIESSEN Professor, European Integration, University of Utrecht, the Netherlands. Mr. Andriessen is a former Minister of Finance in the Netherlands. He became a member of the Commission of the European Communities in 1981, and was first Vice President of the Commission from 1989 until 1993. He is a member of the board of SHV (Steenkool en Handelsvereniging), DHV Beheer BV, DELA Cooperatie and Robeco. He is special advisor to KPMG Netherlands. He became a director of Sara Lee in 1993. Mr. Andriessen is a member of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. Age 68.

    JOHN H. BRYAN Chairman of the Board and Chief Executive Officer of Sara Lee Corporation. Mr. Bryan became a director of Sara Lee in 1974. He is a director of Amoco Corporation, First Chicago NBD Corporation and General Motors Corporation. Mr. Bryan is a past Chairman and a director of the Grocery Manufacturers of America, Inc., Vice Chairman of The Business Council, a member of the Business Roundtable and a director and past national Chairman of the Business Committee for the Arts. He is the past Chairman of Catalyst and a trustee of the University of Chicago, Vice Chairman of the Board of Trustees of The Art Institute of Chicago and former Chairman of the Chicago Council on Foreign Relations. Age 61.

    DUANE L. BURNHAM Chairman of the Board and Chief Executive Officer of Abbott Laboratories (health care products and services). He became a director of Sara Lee in 1991. Mr. Burnham is also a director of NCR Corporation and Northern Trust Corporation. He is a member of the Business Roundtable and the Commercial Club of Chicago. He is also a member of the boards of the Healthcare Leadership Council, Evanston Hospital Corporation (Evanston, IL), the Lyric Opera (Chicago) and Chairman of the Chicago Council on Foreign Relations. Mr. Burnham is a trustee of Northwestern University and the Museum of Science and Industry (Chicago) and a member of the Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University. Age 55.

    CHARLES W. COKER Chairman of the Board and Chief Executive Officer of Sonoco Products Company (packaging products manufacturer). He became a director of Sara Lee in 1986. Mr. Coker is also a director of NationsBank Corporation, Springs Industries, Inc. and Carolina Power and Light Company. He is Chairman of the Board of Hollings Cancer Center. Age 64.

    WILLIE D. DAVIS President of All-Pro Broadcasting, Inc. (radio stations), a privately owned company. Mr. Davis became a director of Sara Lee in 1983. He is also a director of The Dow Chemical Company, Kmart Corporation, Alliance Bank (Culver City, California), Johnson Controls Inc., MGM Grand Inc., L.A. Gear, Inc., Strong Fund, Rally's Hamburgers, Inc. and WICOR, Inc. Mr. Davis is a trustee of the University of Chicago and Marquette University. Age 63.

    DONALD J. FRANCESCHINI Vice Chairman of Sara Lee Corporation since March, 1997, Executive Vice President from January, 1994 to March, 1997, Senior Vice President from 1993 to January, 1994, and Vice President from 1992 to 1993. Mr. Franceschini was President of Playtex Apparel, Inc. from 1986 until its acquisition by Sara Lee in 1991. He became a director of Sara Lee in

January, 1994. He is a member of the Chicago Council on Foreign Relations and of the Babcock Board of Visitors of Wake Forest University. He is a member of the Board of Trustees of Rush-Presbyterian-St. Luke's Medical Center (Chicago) and is a member/patron of the Fairfield Historical Society (Fairfield, Connecticut). Age 62.

    ALLEN F. JACOBSON Retired Chairman of the Board and Chief Executive Officer of Minnesota Mining & Manufacturing Company (industrial, imaging, and health care products). Mr. Jacobson was Chairman of the Board and Chief Executive Officer of Minnesota Mining & Manufacturing Company from 1986 to 1991. He became a director of Sara Lee in 1990. Mr. Jacobson is also a director of Deluxe Corporation, Mobil Corporation, Potlatch Corporation, Silicon Graphics, Inc., U S WEST, Inc. and Valmont Industries, Inc. Mr. Jacobson is a member of the National Academy of Engineering. Age 71.

    VERNON E. JORDAN, JR. Senior partner of the Washington, D.C. law firm of Akin, Gump, Strauss, Hauer & Feld L.L.P. Mr. Jordan became a director of Sara Lee in 1989. He served as President of the National Urban League, Inc. from 1972 to 1982. Mr. Jordan is a director of American Express Company, Bankers Trust New York Corporation and its subsidiary, Bankers Trust Company, Dow Jones & Company, Inc., J.C. Penney Company, Inc., Revlon Group, Ryder System, Inc., Union Carbide Corporation, Callaway Golf Company and Xerox Corporation. He is also a trustee of the Ford Foundation and a director of The Lyndon Baines Johnson Foundation. Mr. Jordan is a trustee of Howard University and a governor of the Joint Center for Political and Economic Studies. Age 62.

    JAMES L. KETELSEN Retired Chairman of the Board and Chief Executive Officer of Tenneco Inc. (diversified industrial corporation). He was Chairman of the Board and Chief Executive Officer of Tenneco Inc. from 1978 to 1992. Mr. Ketelsen became a director of Sara Lee in 1982. He is also a director of GTE Corporation and J.P. Morgan & Co. Inc. and its subsidiary, Morgan Guaranty Trust Co. Age 66.

    HANS B. VAN LIEMT Retired Chairman of the Board of Management of DSM NV (chemicals). Mr. van Liemt served as Chairman of the Board of Management of DSM NV from 1984 to 1993. Mr. van Liemt became a director of Sara Lee in 1994. He is Chairman of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. Mr. van Liemt is Chairman of the Supervisory Boards of Gamma Holding NV and Oce-Van der Grinten NV. He is also a member of the Supervisory Boards of ABN-AMRO Holding NV, Van Leer Group Foundation, Arnhemsche Holding NV and Stienstra Holding BV. Mr. van Liemt is a trustee of the Foundation of the Catholic University of Nijmegen and the Lucas-Franciscus Foundation for Revalidation. He is active on the boards of the Preference Shares Foundation of Koninklijke PTT NV, the Preference Shares Foundation of Philips NV and of the Preference Shares Foundation of EVC International. Age 64.

    JOAN D. MANLEY Retired Group Vice President and retired director of Time Incorporated (communications). Mrs. Manley became a director of Sara Lee in 1982. She is also a director of Aon Corporation, BFP Holdings, Inc. and Viking Office Products, Inc. Age 65.

    C. STEVEN MCMILLAN President of Sara Lee Corporation since March, 1997, Executive Vice President from 1993 to March, 1997 and Senior Vice President from 1986 to 1993. Mr. McMillan became a director of Sara Lee in 1993. He is also a director of Electrolux Corporation and Illinova Corporation. Mr. McMillan is a member of the Advisory Board of the Stedman Nutrition Center of the Duke University Medical School, a member of the Board of Advisors of Troy State University Business School, a member of the Productivity Council of the Grocery Manufacturers of America, Inc. and a trustee of the Museum of Contemporary Art in Chicago. Age 51.

    FRANK L. MEYSMAN Executive Vice President of Sara Lee Corporation since March, 1997, Senior Vice President from March, 1994 to March, 1997 and Vice President from 1992 to 1994. Mr. Meysman has also been Chairman of the Board of Management of Sara Lee/DE, N.V., a subsidiary of Sara Lee, since 1994. Mr. Meysman became a director of Sara Lee in March, 1997. In addition to his management responsibility for Sara Lee's Coffee and Grocery and Household and Body Care lines of business, Mr. Meysman manages all four of Sara Lee's lines of business in the Asia-Pacific region. He is a member of the Supervisory Board of VNU, a Dutch-based publishing company and director of the Zeneca Group, a U.K. based pharmaceutical company. Age 45.

    NEWTON N. MINOW Counsel to, and former partner of, the law firm of Sidley & Austin. He became a director of Sara Lee in 1988. Mr. Minow served as Chairman of the Federal Communications Commission from 1961 to 1963. He is also a director of Aon Corporation, Manpower, Inc., and Big Flower Press. Mr. Minow is the former Chairman of the Carnegie Corporation of New York, an advisory trustee and former trustee and Chairman of the Board of Trustees of the RAND Corporation, and former Chairman of the Board of Governors of the Public Broadcasting Service. He is also a life trustee of the University of Notre Dame and a life trustee of Northwestern University, where he serves as the Walter H. Annenberg Professor of Communications Law and Policy. Age 71.

    SIR ARVI H. PARBO A.C. Chairman of WMC Limited (exploration and mining) since 1974, and also Munich Reinsurance Company of Australia Limited and Zurich Australian Insurance Group. Sir Arvi became a director of Sara Lee in 1991. He is a director of Aluminum Company of America and a member of the Chase International Advisory Committee and the China International Trust and Investment Corporation (CITIC) International Advisory Council. Age 71.

    ROZANNE L. RIDGWAY Former Ambassador and Assistant Secretary of State for European and Canadian Affairs and, since July, 1994, Chair (non-executive) of the Baltic American Enterprise Fund. She became a director of Sara Lee in 1992. Ambassador Ridgway served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs; Ambassador to Finland; Counselor of the Department of State; and Ambassador to the German Democratic Republic. Ambassador Ridgway is a director of Bell Atlantic Corporation, The Boeing Company, Citicorp and its subsidiary, Citibank, Emerson Electric Company, Minnesota Mining & Manufacturing Company, RJR Nabisco, Inc. and Union Carbide Corporation. She serves on the International Advisory Board of the New Perspective Fund. Ambassador Ridgway is also a director of the Center for Naval Analysis, a trustee of the National Geographic Society, a member of the American Academy of Diplomacy and a Fellow of the National Academy of Public Administration. She is a director of The Atlantic Council of the United States (association to promote understanding of international security, political and economic problems), where she also served as President from 1989 until 1993 and Co-Chair from 1993 until 1996. Age 62.

    RICHARD L. THOMAS Retired Chairman of First Chicago NBD Corporation (bank holding company) and The First National Bank of Chicago. Mr. Thomas became a director of Sara Lee in 1976. He is also a director of First Chicago NBD Corporation, CNA Financial Corporation, The PMI Group, Inc., The Sabre Holdings Group, Inc., Scotsman Industries, Inc. and IMC Global, Inc. Mr. Thomas is a life trustee of the Chicago Symphony Orchestra, a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago) and a trustee of Northwestern University. He is also Chairman of the Board of Trustees of Kenyon College. Age 66.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES.

                      MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors met six times during the fiscal year. In addition to meetings of the full Board, directors also attended meetings of Board committees. Attendance by directors at meetings of the Board and Board committees during the year was in excess of 93%. The Board of Directors has standing audit, board affairs and corporate governance, compensation and employee benefits, executive, employee and public responsibility, and finance committees. The following table shows the membership of the various committees.

                   -------------------------------------------------------------------------------------------
                                                   COMMITTEE MEMBERSHIP ROSTER
       ------------------------------------------------------------------------------------------------------------------
                                              BOARD AFFAIRS                                          EMPLOYEE AND
                                              AND CORPORATE     COMPENSATION AND                        PUBLIC
NAME                              AUDIT        GOVERNANCE       EMPLOYEE BENEFITS     EXECUTIVE     RESPONSIBILITY      FINANCE
       ------------------------------------------------------------------------------------------------------------------
Paul A. Allaire                         X                                                                      X

                   -------------------------------------------------------------------------------------------
Frans H.J.J. Andriessen                 X                                                                      X
                   -------------------------------------------------------------------------------------------
John H. Bryan                                           X                                     X*               X               X
                   -------------------------------------------------------------------------------------------
Duane L. Burnham                                                                                               X               X
                   -------------------------------------------------------------------------------------------
Charles W. Coker                                                            X                                  X
                   -------------------------------------------------------------------------------------------
Willie D. Davis                         X               X                                     X                X*
                   -------------------------------------------------------------------------------------------
Donald J. Franceschini                                                                                         X               X
                   -------------------------------------------------------------------------------------------
Allen F. Jacobson                                       X                   X*                X                                X
                   -------------------------------------------------------------------------------------------
Vernon E. Jordan, Jr.                   X*              X                                     X
                   -------------------------------------------------------------------------------------------
James L. Ketelsen                                       X                   X                 X                                X*
                   -------------------------------------------------------------------------------------------
Hans B. van Liemt                       X                                                                                      X
                   -------------------------------------------------------------------------------------------
Joan D. Manley                                                              X                                  X               X
                   -------------------------------------------------------------------------------------------
C. Steven McMillan                                                                                             X               X
                   -------------------------------------------------------------------------------------------
Frank L. Meysman                                                                                               X               X
                   -------------------------------------------------------------------------------------------
Newton N. Minow                                                                                                X               X
                   -------------------------------------------------------------------------------------------
Michael E. Murphy                                                                             X                X               X
                   -------------------------------------------------------------------------------------------
Sir Arvi H. Parbo                       X                                                                                      X
                   -------------------------------------------------------------------------------------------
Rozanne L. Ridgway                      X                                   X
                   -------------------------------------------------------------------------------------------
Richard L. Thomas                       X               X*                                    X

-------------------------------------------------------------------------------------------

--------------------

* Chairperson

    AUDIT COMMITTEE. The Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. Each year it recommends to the Board of Directors a firm of independent public accountants to serve as auditors with whom it discusses the scope and results of their audit, non-audit services, fees for services and their independence in servicing Sara Lee. The Audit Committee meets with Sara Lee's internal auditors to discuss the work they perform and also is informed by management and the independent public accountants about the adequacy of compliance with Sara Lee's existing major accounting and financial policies; procedures and policies relative to the adequacy of Sara Lee's internal accounting controls; and compliance with the Foreign Corrupt Practices Act of 1977 and other federal and state laws relating to accounting practices. The Audit Committee met four times during the year.

    BOARD AFFAIRS AND CORPORATE GOVERNANCE COMMITTEE. The Board Affairs and Corporate Governance Committee reviews and considers directorship policies and practices from time to time, screens and recommends candidates for director, and reviews the management succession plan and executive resources. The Board Affairs and Corporate Governance Committee met one time during the year. Candidates for director suggested by stockholders are considered by the Board Affairs and Corporate Governance Committee. Such suggestions, together with biographical information about the suggested candidate, should be submitted to the Secretary, Janet Langford Kelly, Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602-4260.

    COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE. The Compensation and Employee Benefits Committee reviews and approves Sara Lee's compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee's total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all corporate officers and certain other executives; reviews and approves salary ranges for corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee's employee benefit plans; and reviews and approves special hiring and severance arrangements with executive officers. A director is not eligible to serve as a member of the Compensation and Employee Benefits Committee if a Sara Lee employee is a member of the board of directors of the company which employs such director. None of the members is, or has ever been, an employee of Sara Lee. The Compensation and Employee Benefits Committee met three times during the year.

    EXECUTIVE COMMITTEE. The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the authority of the Board between meetings of the Board of Directors. The Executive Committee met one time during the year.

    EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE. The Employee and Public Responsibility Committee provides oversight and guidance in those areas concerning Sara Lee's obligations to its employees and to its major public constituencies, including its stockholders, customers, consumers and the communities in which Sara Lee operates. The Employee and Public Responsibility Committee met three times during the year.

    FINANCE COMMITTEE. The Finance Committee reviews the Corporation's financial policies and performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

                              DIRECTOR COMPENSATION

    Directors who are Sara Lee employees receive no fees for their services as directors. Outside directors receive an annual retainer of $62,500 and an annual grant of options to purchase 5,000 shares of common stock (5,500 shares for chairs of committees of the Board). Outside directors may elect to receive common stock, options to purchase common stock, or a combination of stock and options, in lieu of all or a portion of their annual retainer. Directors do not receive any meeting or attendance fees.

    Outside directors may elect to defer part or all of their annual retainer under a non-qualified, unfunded deferred compensation plan. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, plus any appreciation, are paid in cash on dates selected by the director.

    During the 1997 fiscal year, Sara Lee paid fees for legal services performed by the law firm of Sidley & Austin, of which Newton N. Minow is of counsel, and the law firm of Akin, Gump, Strauss, Hauer & Feld L.L.P., of which Vernon E. Jordan, Jr. is a senior partner. Sara Lee paid fees for banking services to an affiliate of First Chicago NBD Corporation, of which Richard L. Thomas is the retired Chairman of the Board.

                 SARA LEE COMMON STOCK AND ESOP STOCK OWNERSHIP
                       BY DIRECTORS AND EXECUTIVE OFFICERS

    This table indicates how much common stock and ESOP Stock the executive officers and directors beneficially owned as of September 2, 1997. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

  ----------------------------------------------------------------------------------------
                                   SHARES OF COMMON       OPTIONS        NUMBER OF SHARES
                                  STOCK BENEFICIALLY    EXERCISABLE        OF ESOP STOCK
              NAME                      OWNED         WITHIN 60 DAYS    BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------
Paul A. Allaire                       16,941                17,660

  ----------------------------------------------------------------------------------------
Frans H.J.J. Andriessen                4,147                10,000
  ----------------------------------------------------------------------------------------
John H. Bryan                      1,363,616(1)(2)(3)      727,923                 435
  ----------------------------------------------------------------------------------------
Duane L. Burnham                       6,565                25,322
  ----------------------------------------------------------------------------------------
Charles W. Coker                      45,443(1)             25,322
  ----------------------------------------------------------------------------------------
Willie D. Davis                       12,163                11,000
  ----------------------------------------------------------------------------------------
Donald J. Franceschini               792,201(1)(2)(3)      161,666                 246
  ----------------------------------------------------------------------------------------
Allen F. Jacobson                      8,779(3)             15,049
  ----------------------------------------------------------------------------------------
Vernon E. Jordan, Jr.                  9,601                18,660
  ----------------------------------------------------------------------------------------
James L. Ketelsen                     23,763                18,917
  ----------------------------------------------------------------------------------------
Hans B. van Liemt                      3,728                10,000
  ----------------------------------------------------------------------------------------
Joan D. Manley                        21,328                10,000
  ----------------------------------------------------------------------------------------
C. Steven McMillan                   228,739(2)            238,998                 435
  ----------------------------------------------------------------------------------------
Frank L. Meysman                      25,140(3)            482,089
  ----------------------------------------------------------------------------------------
Newton N. Minow                       64,718(1)(3)          10,000
  ----------------------------------------------------------------------------------------
Michael E. Murphy                    443,909(2)(3)(4)      346,241                 435
  ----------------------------------------------------------------------------------------
Sir Arvi H. Parbo                      8,985                10,000
  ----------------------------------------------------------------------------------------
Rozanne L. Ridgway                     5,027                10,000
  ----------------------------------------------------------------------------------------
Richard L. Thomas                    174,076(1)             17,885
  ----------------------------------------------------------------------------------------
Directors and Executive Officers
  as a group (24 persons)          3,629,980             2,650,927               3,309

----------------------------------------------------------------------------------------

--------------------
(1) Includes shares of common stock owned by relatives or held in trusts for the benefit of relatives with respect to which the named persons disclaim any beneficial interest.

(2) Includes restricted shares granted under Sara Lee's 1995 Long-Term Incentive Stock Plan (and predecessor plans) as described on page 11.

(3) Includes shares of common stock with respect to which the following directors and executive officers share voting and investment power with others: Mr. Bryan, 19,334 shares; Mr. Franceschini, 7,715 shares; Mr. Jacobson, 8,779 shares; Mr. Meysman, 3,117 shares; Mr. Minow, 64,718 shares; and Mr. Murphy, 267,830 shares.

(4) As noted above, Mr. Murphy is retiring and, therefore, is not standing for reelection.

    As of September 2, 1997, all directors and executive officers as a group beneficially owned 6,280,907 shares of common stock, or 1.31% of the outstanding shares of common stock, and 3,309 shares of ESOP Stock, or 0.08% of the outstanding shares of ESOP Stock. No person named in the table owns more than 1% of the outstanding shares of common stock or of the outstanding shares of ESOP Stock. Each share of ESOP Stock is convertible into four shares of common stock.

    As of September 2, 1997, State Street Bank & Trust Company of Boston, 200 Newport Avenue, North Quincy, Massachusetts 02171, as Trustee for the ESOP, held 4,267,227 shares of ESOP Stock (all of the outstanding shares of ESOP Stock), of which 1,525,927 shares (35.76%) were allocated to participant accounts and 2,741,300 shares (64.24%) were unallocated shares. Each Sara Lee employee who participates in the ESOP is entitled to direct the Trustee how to vote the shares allocated to his or her account as well as a proportionate share of unallocated or unvoted shares.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE ON EXECUTIVE
  COMPENSATION

    EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES. The Compensation and Employee Benefits Committee ("Committee"), composed of directors who are not employees or former employees of Sara Lee, is responsible for the approval and administration of compensation programs for Sara Lee's executive officers. In conducting its review of executive compensation matters, the Committee utilizes the compensation data and advisory services of independent compensation consultants. Sara Lee's philosophy of executive compensation is based on the following principles:

    - Executive compensation programs shall support the attainment of Sara Lee's short-term and long-term strategic and financial objectives by rewarding its executive officers for continuous improvement in earnings per share and growth in stockholder value.

    - Total compensation shall represent competitive levels of compensation when compared to the financial performance and compensation levels of executives of global companies against which Sara Lee competes for management talent.

    - Performance-related pay shall be a significant component of total compensation.

    - Equity ownership plans shall be designed and administered to encourage significant stock ownership in Sara Lee by its executives to align their interests with those of stockholders.

    BASE SALARY. Executive officers' salaries are determined by evaluating the responsibilities of their positions and their performance, and by reference to the median levels of salaries paid in the competitive marketplace for comparable executive ability and experience. This marketplace consists of a select peer group of the largest U.S.-based, global consumer products companies, many of which are represented in the Peer Composite index shown in the Performance Graph on page 13. The same competitive peer group is used for all components of the compensation package. Individual salary increases, which are considered annually, are based on Sara Lee's financial performance and the attainment of individual non-financial objectives during the preceding fiscal year. In the case of operating executive officers, other factors considered are the financial results of their business units as well as non-financial performance measures, such as market share; manufacturing productivity; product quality and relationships with customers, suppliers and employees; employee safety; environmental quality of operations; business ethics; leadership and management development. The Committee exercises its judgment in determining the impact that these or any other relevant performance criteria have on setting the executive officers' salaries.

    ANNUAL INCENTIVES. The chairman and other named officers are eligible for annual incentive awards under either (1) the Performance-Based Annual Incentive Plan that was approved by stockholders in October, 1995, or (2) a lesser amount based upon the attainment of specific financial and non-financial performance goals that are set at the beginning of each fiscal year. Included among the financial performance goals are specified earnings per share results and in the case of most operating executives, specified levels of operating profits for those operations for which the executive is accountable. Typical non-financial goals would include, but are not limited to, management development, succession planning and workplace diversity initiatives.

    LONG TERM INCENTIVE PLANS. Under the 1995 Long-Term Incentive Stock Plan (approved by the stockholders in October, 1995), the Committee has granted stock awards, in the form of stock options and performance shares (also referred to as restricted shares), which provide an incentive for executive officers to maximize long-term stockholder value. In making its annual determination of stock awards, the Committee does not consider an individual's current stock options or other Sara Lee stock holdings.

    Stock options to purchase common stock are granted annually under the 1995 Long-Term Incentive Stock Plan to executive officers at an option price of 100% of the market value on the date of grant, with a maximum term of 10 years. The Committee sets guidelines for the number of shares subject to each option grant based on the evaluation of competitive compensation data at the median level of the select peer group and the executive officer's position level. The total number of shares available for the granting of stock options during fiscal year 1997 was based on the number of shares of common stock outstanding and the earnings per share performance of Sara Lee during the immediately preceding fiscal year.

    To encourage stock ownership by executive officers, restoration stock options (Restoration Options) are granted simultaneously with the exercise of the original stock option. Restoration Options are intended to encourage an executive officer to exercise a stock option earlier than might otherwise occur, thus resulting in increased share ownership by the executive officer. Restoration Options are granted when an executive officer exercises an option by surrendering (or attesting to) currently owned shares to purchase the shares subject to the option as well as to satisfy tax withholding obligations related to the exercise of the option. Restoration Options are subject to the same terms and conditions as the original options, including the expiration date, except that the option price of a Restoration Option is the fair market value on the date of its grant rather than the option price of the original option. Only one Restoration Option is granted for each original stock option granted after June 29, 1994 and the market value of the underlying stock must have appreciated by at least 25% before a Restoration Option is granted.

    Sara Lee has adopted the Long-Term Performance Incentive Program ("LTPIP") under the 1995 Long-Term Incentive Stock Plan as the only long-term performance incentive program under which the Committee could award executive officers shares of common stock (i.e., performance shares) which may be earned based upon achievement of specified corporate and/or group financial goals.

    Performance shares have been granted annually at the beginning of each new three-year performance cycle. For Dutch tax purposes, Dutch participants who are resident in the Netherlands, receive stock options in lieu of performance shares of common stock under the LTPIP. The Committee has set target award levels at approximately the median value of the competitive peer group. The fiscal years 1997-1999 performance measures for corporate positions, including Messrs. Bryan, McMillan, Murphy and Franceschini, consist of cumulative primary earnings per share growth over the three-year performance cycle, and three-year average return on capital. To the extent that target performance levels are exceeded, a maximum of 125% of the performance shares initially awarded may be earned. Beginning in fiscal year 1997, participation in the LTPIP was modified to exclude operating unit executives. In place of the LTPIP, operating unit executives, including Mr. Meysman, were provided with a combination of increased stock options and the potential to earn restricted shares of stock for operating profit results above the superior performance level

    STOCK OWNERSHIP GUIDELINES. In keeping with Sara Lee's principle of designing and maintaining stock incentive plans to encourage significant stock ownership in Sara Lee by its executives, the Committee has approved target levels of stock ownership (excluding stock options and performance shares that have been awarded but not yet earned) to clarify for executives the levels of stock ownership that Sara Lee believes are significant. The target levels of stock ownership range from five times annual base salary for the Chief Executive Officer to approximately two-thirds of annual base salary for operating unit vice presidents. These target ownership levels are applicable to about 500 of Sara Lee's key executives. All five executive officers named in the Summary Compensation Table on page 14 maintain ownership levels which exceed their target.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION AND CORPORATE PERFORMANCE FOR FISCAL YEAR 1997. As a part of Sara Lee's efforts to obtain maximum tax deductibility of executive compensation, which is also discussed in the following section, several significant modifications were made to Mr. Bryan's compensation program in fiscal year 1996. Mr. Bryan's actual base salary was capped at its current level of $928,200 and his most significant executive perquisites were eliminated. The forgone value of future base salary increases and perquisites were replaced with performance-based forms of compensation.

    In addition to the performance goal and incentive pool funding formula that are specified in the Performance-Based Annual Incentive Plan, the Committee also set specific financial and non-financial performance goals for Mr. Bryan at the beginning of fiscal year 1997. Primary earnings per share constituted 60% of the weighting of these goals and the remaining 40% was based on the attainment of other strategic and individual performance goals. Sara Lee's primary earnings per share of $2.03 represented a 10.9% increase over fiscal year 1996. The Committee evaluated Mr. Bryan's strategic and individual performance in achieving other financially related goals including, but not limited to, return on equity, return on invested capital and debt-to-capital ratio. The Committee also evaluated non-financial goals such as management development, succession planning and workplace diversity initiatives. Based upon the Committee's assessment of Mr. Bryan's performance in relation to these factors, he earned an incentive award of $1,241,468, which represents 133.75% of his base salary earnings for fiscal year 1997 and was below the maximum allocation possible under the Performance-Based Annual Incentive Plan.

    On August 28, 1996, Mr. Bryan was granted an option to purchase 200,000 shares of common stock of Sara Lee by the Committee in accordance with the guidelines of the Committee referred to above and Sara Lee's earnings per share performance for fiscal year 1996. Mr. Bryan was granted 12,500 performance shares under the fiscal year 1997-1999 Long-Term Performance Incentive Plan.

    TAX DEDUCTIBILITY CONSIDERATIONS. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation in excess of $1 million paid to each of the five highest paid executive officers. The Committee has adopted policies which are intended to maximize the tax deductibility of executive compensation, consistent with its responsibility to provide motivational and competitive compensation which is performance-based. In the event of a conflict between Section 162(m) of the Internal Revenue Code and the Corporation's Executive Compensation Philosophy and Principles, or in the event that the Committee determines that compliance with Section 162(m) is not in the best interests of the Corporation and its stockholders, the Committee may take such actions as it deems appropriate, regardless of the impact of such actions on the tax deductibility of compensation paid to executive officers covered by
Section 162(m).

    SUMMARY. The Compensation and Employee Benefits Committee believes that the compensation programs of Sara Lee and the administration of those programs well serve the interests of Sara Lee stockholders. These programs allow Sara Lee to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short- and long-term performance of the corporation. Sara Lee intends to continue to emphasize performance-based compensation programs that it believes positively affect stockholder value.

Allen F. Jacobson, Chairman, Charles W. Coker, James L. Ketelsen, Joan D. Manley and Rozanne L. Ridgway

PERFORMANCE GRAPH

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AS OF JUNE 28 EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                1992       1993       1994       1995       1996
Sara Lee Corporation                                                                100        100         87        124        144
Peer Composite                                                                      100         99         94        116        140
S&P 500                                                                             100        114        115        145        183
Assumes an investment of $100 on June 27, 1992, and the reinvestment of dividends.

                                                                                1997
Sara Lee Corporation                                                                191
Peer Composite                                                                      186
S&P 500                                                                             247
Assumes an investment of $100 on June 27, 1992, and the reinvestment of dividends.

Sara Lee has elected to utilize a weighted composite of the S&P Foods, Household Products and Textiles (Apparel) Manufacturers Indices because no single standardized industry index represents a comparable peer group. As of June 28, 1997, the three indices are comprised of the following companies: the S&P Foods Index -- CPC International Inc., Campbell Soup Company, ConAgra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Group, Sara Lee Corporation, Unilever N.V., Wm. Wrigley Jr. Company; the S&P Household Products Index -- The Clorox Company, Colgate-Palmolive Company, Kimberly-Clark Corporation, The Procter & Gamble Company, and the S&P Textiles (Apparel) Manufacturers Index -- Fruit of the Loom, Inc., Liz Claiborne, Inc., Russell Corp., V.F. Corporation. The returns on the Peer Composite index were calculated as follows: at the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee's operating profits in its food, household and body care and apparel businesses, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee's business mix during the prior year.

SUMMARY COMPENSATION TABLE

    The table below shows the before-tax compensation for John H. Bryan, the Chairman and Chief Executive Officer of Sara Lee, and the four next highest compensated executive officers of Sara Lee.

                                                                                             LONG-TERM
                             ANNUAL COMPENSATION                                           COMPENSATION
                                                                                         AWARDS            PAYOUTS
                                                                                RESTRICTED   SECURITIES
                                                                 OTHER ANNUAL      STOCK     UNDERLYING     LTIP       ALL OTHER
                                FISCAL      SALARY      BONUS    COMPENSATION     AWARDS       OPTIONS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR         ($)        ($)          ($)         ($)(1)       (#)(2)      ($)(3)       ($)(4)
John H. Bryan                       1997   $ 928,200  $1,241,468  $    89,128    $ 400,000      604,591   $ 178,364    $  58,472
  Chairman of the Board             1996   $ 928,200  $1,303,378  $    67,384    $ 863,500    1,141,107          --    $  34,080
  and Chief Executive
 Officer                            1995   $ 921,609  $1,117,912  $   181,720    $ 690,000      150,000          --    $  42,117

C. Steven McMillan                  1997   $ 617,308  $ 661,754   $    31,821    $ 208,000      214,533   $ 125,344    $  52,162
  President*                        1996   $ 567,854  $ 610,443            --    $ 412,500      161,918          --    $  39,140
                                    1995   $ 515,192  $ 556,407   $    81,387    $ 345,000       75,000          --    $  28,086

Michael E. Murphy                   1997   $ 577,115  $ 608,395   $     6,952    $ 208,000      356,661   $  89,203    $  73,243
  Vice Chairman and Chief           1996   $ 561,419  $ 637,211            --    $ 412,500      545,812          --    $  50,246
  Administrative Officer            1995   $ 543,046  $ 644,596   $    74,271    $ 345,000       75,000          --    $  30,360

Donald J. Franceschini              1997   $ 553,635  $ 467,766   $     8,947    $ 208,000      147,525   $  81,474    $  62,406
  Vice Chairman*                    1996   $ 520,289  $ 521,017            --    $ 412,500       80,000          --    $  17,455
                                    1995   $ 495,385  $ 532,539            --    $ 345,000       75,000          --    $  15,834

Frank L. Meysman(5)                 1997   $ 398,050  $ 377,869   $    10,063           --       67,349          --           --
  Executive Vice President*         1996   $ 386,245  $ 359,961            --           --       63,000          --           --
                                    1995   $ 488,126  $ 323,559            --           --       78,000          --           --

*  Effective March 27, 1997.

-------------------------

(1) Market value of restricted shares of common stock on the date of grant. Dividends on the restricted shares awarded to each participant are escrowed during the period of the restriction. Dividends and interest on the escrowed dividends will be distributed at the end of the restriction period in the same proportion as the restrictions on the restricted shares lapse as a result of achieving specified performance goals. To the extent the performance goals are not attained, both dividends and interest will be forfeited. In the event of a change of control, the restrictions imposed on the restricted shares will lapse, and all restricted shares will be released to participants. As of June 28, 1997, the market value and aggregate number of all restricted shares held by Messrs. Bryan, McMillan, Murphy and Franceschini were, respectively, $11,184,419 (265,900), $5,489,156
    (130,500), $5,993,906 (142,500) and $3,083,181 (73,300).

(2) Represents options to purchase common stock granted pursuant to Sara Lee's stock option plans. Amounts reported in this column include Restoration Options granted during fiscal years 1995, 1996 and 1997, as discussed on page 11.

(3) Market value of shares awarded on August 27, 1997 under the FY1995-1997 Long-Term Performance Incentive Plan.

(4) The amounts reported in this column for fiscal year 1997 include (i) all amounts allocated to the following officers under the ESOP and a supplemental retirement plan (as discussed on pages 17-18): Mr. Bryan, $55,744, Mr. McMillan, $31,761, Mr. Murphy, $33,483 and Mr. Franceschini, $21,333, (ii) interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation deferred for prior periods by the following officers: Mr. Bryan, $2,728, Mr. McMillan, $1,881 and Mr. Murphy, $2,300, and (iii) premiums paid by Sara Lee in connection with universal life insurance policies which are owned by certain of the following officers: Mr. McMillan, $18,520, Mr. Murphy, $37,460 and Mr. Franceschini, $41,073.

(5) Mr. Meysman's compensation information contained in this Proxy Statement has been converted from Dutch guilders to U.S. dollars based upon an average foreign exchange rate.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table gives more information on stock options granted during the last fiscal year.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED ANNUAL
                                                                                                  RATES OF STOCK PRICE
                                                                                                APPRECIATION FOR OPTION
                                                                                                          TERM
                                                         % OF TOTAL
                                                           OPTIONS
                                 NUMBER OF SECURITIES    GRANTED TO
                                      UNDERLYING          EMPLOYEES    EXERCISE
                                   OPTIONS GRANTED        IN FISCAL      PRICE     EXPIRATION     5% (3)       10% (3)
            NAME                        (#)(1)              YEAR        ($/SH)        DATE          ($)          ($)
John H. Bryan                       New Grant (2)
                                       200,000                 2.46 % $    32.06      8/28/06   $ 4,032,472  $10,219,077
                                 Restoration Options
                                        35,047                 0.43        39.31      12/2/97        69,465      138,957
                                        32,081                 0.40        39.31     11/30/98       129,449      265,230
                                       187,749                 2.31        39.31       7/3/99       994,854    2,068,056
                                        77,912                 0.96        39.31       7/1/02       960,142    2,154,663
                                        71,802                 0.88        39.31      8/25/03     1,098,940    2,543,022
C. Steven McMillan                  New Grant (2)
                                       100,000                 1.23 % $    32.06      8/28/06   $ 2,016,236  $ 5,109,538
                                 Restoration Options
                                        10,058                 0.12        41.94      12/2/97        11,893       23,545
                                        6,225                  0.08        38.75     11/30/98        25,508       52,338
                                        3,229                  0.04        41.94     11/30/98        10,741       21,775
                                        12,964                 0.16        38.75       7/3/99        69,318      144,301
                                        12,163                 0.15        41.94       7/3/99        56,513      116,217
                                        16,232                 0.20        38.75      1/28/03       223,207      509,421
                                        13,532                 0.17        38.75      8/25/03       206,207      477,918
                                        18,621                 0.23        41.94      8/24/04       334,208      785,262
                                        21,509                 0.26        41.94      8/30/05       451,534    1,091,086
Michael E. Murphy                   New Grant (2)
                                       100,000                 1.23 % $    32.06      8/28/06   $ 2,016,236  $ 5,109,538
                                 Restoration Options
                                        18,004                 0.22        39.75      12/2/97        25,805       51,276
                                        15,809                 0.19        39.75     11/30/98        55,030      111,981
                                        85,956                 1.06        39.75       7/3/99       407,549      841,325
                                        34,240                 0.42        39.75       7/1/02       402,232      895,981
                                        2,869                  0.04        32.88      6/23/03        37,026       85,789
                                        7,752                  0.10        39.75      6/23/03       110,578      252,778
                                        13,289                 0.16        32.88      8/25/03       176,648      411,206
                                        35,979                 0.44        39.75      8/25/03       529,658    1,216,390
                                        20,717                 0.26        32.88      8/24/04       323,215      773,276
                                        22,046                 0.27        39.75      8/30/05       448,698    1,088,965
Donald J. Franceschini              New Grant (2)
                                       100,000                 1.23 % $    32.06      8/28/06   $ 2,016,236  $ 5,109,538
                                 Restoration Options
                                        10,219                 0.13        41.50       7/1/02       118,762      262,845
                                        4,087                  0.05        41.50      1/28/03        53,708      120,684
                                        18,055                 0.22        41.50      8/25/03       265,216      605,077
                                        15,164                 0.19        41.50      1/27/04       240,587      555,174
Frank L. Meysman                    New Grant (2)
                                        55,000                 0.68   $    32.06      8/28/01   $   487,167  $ 1,076,512
                                 Restoration Options
                                        4,315                  0.05        37.25      11/5/01        44,408       98,130
                                         656                   0.01        40.25       7/3/99         3,153        6,510
                                        7,378                  0.09        42.63       5/5/02        86,897      192,020
                                                                                                $      12.7  $      32.2
All Stockholders                         N.A.                  N.A.         N.A.         N.A.       Billion      Billion

NOTES TO OPTION GRANTS IN LAST FISCAL YEAR ON THE FOLLOWING PAGE.

NOTES TO OPTION GRANTS IN LAST FISCAL YEAR

(1) The table includes both new options and Restoration Options granted upon the exercise of existing options. The grant of a Restoration Option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a Restoration Option (as described on page 11) does not result in an increase in the total combined number of shares and options held by an employee.

(2) Exercise price equals 100% of the fair market value of the common stock on the date of grant and may be exercised within 10 years, except for Mr. Meysman, whose options may be exercised within five years due to Dutch tax laws. The options generally become exercisable in equal annual installments, which are cumulative over a period of three years. No option may be exercised until the expiration of one year from the date of grant, except that Mr. Meysman's options are exercisable immediately due to Dutch tax laws. In the event of a change of control of Sara Lee, the Compensation and Employee Benefits Committee may provide for appropriate adjustments, including acceleration of vesting. The grant of a non-qualified option includes the right to one Restoration Option which may be granted only if the market value of the common stock underlying the option has increased by at least 25% on the exercise date. For more information on Restoration Options, see page 11.

(3) The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the Securities and Exchange Commission. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of common stock, and Sara Lee expressly disclaims any representation to that effect.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table shows the number and value of stock options (exercised and unexercised) for Messrs. Bryan, McMillan, Murphy, Franceschini and Meysman during the last fiscal year.

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT     IN-THE- MONEY OPTIONS AT
                                                             FISCAL YEAR-END (#)       FISCAL YEAR-END ($) (1)
                                 SHARES
                               ACQUIRED ON      VALUE
NAME                           EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
John H. Bryan                     446,497     $2,944,800     557,924       356,667     $3,818,749   $ 4,522,863
C. Steven McMillan                143,002     1,977,889      153,998       243,914     1,386,328      2,269,472
Michael E. Murphy                 289,149     2,229,372       41,455       398,120       382,112      2,769,694
Donald J. Franceschini             60,800       984,942       76,666       225,859     1,352,549      2,288,172
Frank L. Meysman                   46,942       770,314      197,089            --     2,778,338             --

(1) Calculated based on the share price of common stock on June 27, 1997 (the last business day of the fiscal year) of $42.06 less the option exercise price. An option is in-the-money if the market value of the common stock subject to the option exceeds the exercise price.

EMPLOYMENT AGREEMENTS

    Mr. Meysman has employment agreements with Sara Lee and Sara Lee/DE N.V., a subsidiary of Sara Lee ("Sara Lee/DE"). Under the agreements, Mr. Meysman currently receives an annual base salary of 800,000 Dutch guilders (which is approximately $400,000). Mr. Meysman also participates in Sara Lee's annual short-term incentive plan, long-term incentive plans and deferred compensation plans on a basis commensurate with other officers of Sara Lee. Mr. Meysman's agreement with Sara Lee may be terminated at any time. Mr. Meysman's agreement with Sara Lee/DE generally may be terminated upon six months prior notice, at which time his participation in Sara Lee plans ceases. Generally, if Mr. Meysman's employment is terminated without cause, he is entitled to severance equal to at least one year's salary plus other benefits which are described below in the description of Sara Lee's severance plans. If Mr. Meysman's employment is terminated at the option of Sara Lee/DE after age 57 1/2, or at his option after age 60, he will be paid 90% of his base salary for the first year following such termination of employment and 80% of his base salary for each year thereafter until he reaches age 62, subject to reduction under certain circumstances.

SEVERANCE PLANS

    Sara Lee has a severance policy for all corporate officers of Sara Lee. The policy provides that if an officer's employment is terminated without cause, the officer will receive between 12 and 24 months of salary as severance payments. The amount of actual severance payments depends on the officer's position, length of service and age. Officers also receive a partial payment under the incentive plans applicable to the fiscal year in which the termination occurs. The terminated officer's participation in Sara Lee's insurance plans, except for disability insurance (which ends on the date of termination of employment), will continue for the same number of months for which he or she is receiving severance payments. At the discretion of the Chief Executive Officer of Sara Lee, the severance payments may be increased by up to six months' salary, if the terminated officer is 50 years of age or older, or up to three months' salary, if the terminated officer is 40 to 49 years of age. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

                                RETIREMENT PLANS

    The following table shows the approximate annual pension benefits payable under Sara Lee's qualified pension plan, as well as a nonqualified supplemental benefit plan. The compensation covered by the pension program is based on an employee's annual salary and bonus. The amounts payable under the pension program are computed on the basis of a straight-life annuity and are not subject to deduction for Social Security benefits or other amounts. Benefits accrued under a defined benefit supplemental plan with present values exceeding $100,000 for participants age 55 and older and $300,000 for participants who have not yet attained the age of 55 are funded with periodic payments by Sara Lee to individual trusts established by the participants.

            ESTIMATED ANNUAL NORMAL RETIREMENT PENSION
            BASED UPON THE INDICATED CREDITED SERVICE
  FINAL
 AVERAGE
COMPENSATION 10 YEARS  15 YEARS   25 YEARS   35 YEARS
$ 750,000   $ 131,250  $ 196,875  $ 328,125  $ 459,375
 1,000,000    175,000    262,500    437,500    612,500
 1,250,000    218,750    328,125    546,875    765,625
 1,500,000    262,500    393,750    656,250    918,750
 1,750,000    306,250    459,375    765,625  1,071,875
 2,000,000    350,000    525,000    875,000  1,225,000
 2,250,000    393,750    590,625    984,375  1,378,125

    As of September 2, 1997, Messrs. Bryan, McMillan, Murphy and Franceschini had 23, 19, 18 and 5 years of credited service, respectively, under the pension plan and all except for Mr. McMillan have additional accrued benefits under predecessor pension plans of companies acquired by Sara Lee. Mr. Meysman has 7 years of credited service under the pension plans of Sara Lee/DE N.V., a subsidiary of Sara Lee. He does not participate in Sara Lee's pension plans.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP to serve as the independent public accountants of Sara Lee for its fiscal year ending June 27, 1998. The Board seeks to have the stockholders ratify the appointment of Arthur Andersen. Arthur Andersen, which has served as the independent public accountants of Sara Lee since 1965, follows a policy of rotating the partner in charge of Sara Lee's audit every seven years. Sara Lee paid Arthur Andersen approximately $8,490,000 for audit and audit related fees during the past fiscal year. Representatives of Arthur Andersen will be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the appointment of Arthur Andersen is not ratified by the stockholders, the Board of Directors may appoint other independent public accountants based upon the recommendation of the Audit Committee.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1998.

                   STOCKHOLDER PROPOSAL AND SARA LEE RESPONSE

    School Sisters of Notre Dame, 13105 Watertown Plank Road, Elm Grove, Wisconsin, owner of 50 shares of Common Stock, Sisters of the Holy Family, 159 Washington Boulevard, Fremont, California, owner of 5,000 shares of Common Stock, The Ancilla Domini Sisters, Donaldson, Indiana, owner of 1,000 shares of Common Stock, Congregation of Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, Texas, owner of 500 shares of Common Stock, Sisters of St. Francis, 3390 Windsor Avenue, Dubuque, Iowa, owner of 10,700 shares of Common Stock, Benedictine Sisters, 530 Bandera Road, San Antonio, Texas, owner of 200 shares of Common Stock, Christian Brothers Investment Services, Inc., 675 Third Avenue, New York, New York, owner of 11,200 shares of Common Stock, The Congregation of the Sisters of St. Dominic, 1 Ryerson Avenue, Caldwell, New Jersey, owner of 100 shares of Common Stock, Dominican Province of St. Albert the Great, 1909 South Ashland Avenue, Chicago, Illinois, owner of 375 shares of Common Stock, Congregation of the Sisters of Saint Agnes, 475 Gillet Street, Fond du Lac, Wisconsin, owner of 2,900 shares of Common Stock, Sisters of St. Dominic, 496 Weston Highway, Blauvelt, New York, owner of 3,000 shares of Common Stock, School Sisters of Notre Dame of St. Louis, 320 East Ripa Avenue, St. Louis, Missouri, owner of 8,000 shares of Common Stock and Sisters of the Holy Spirit and Mary Immaculate, 301 Yucca Street, San Antonio, Texas, owner of shares of Common Stock having a market value of at least $1,000, have given notice that they intend to submit the following proposal and statement in support thereof:

    WHEREAS, Sara Lee/DE, N.V. manufactures smoking tobacco products and some chewing tobacco products.

    - A Sara Lee product, Drum cigarette tobacco, is a leading cigarette tobacco sold in the United States;

    - Drum has been advertised in ways known to appeal to and reach minors;

    - Sara Lee seems so embarrassed by the fact that it is a tobacco company that it did not mention any of its tobacco products in its 1995 annual report, while it named more than 100 other company brands;

    - Any fiscal benefits these tobacco-related products may generate undermine the positive image our company enjoys with its household and personal care products;

    - Many institutional investors believe tobacco-related companies would produce better financial returns if their tobacco businesses were separated from their other businesses;

    - The American Medical Association, in April, 1996, called on investors to sell Sara Lee stock because of its involvement in tobacco;

    - Despite the fact that, like Sara Lee, Kimberly Clark was not recognized as a "tobacco company," the State of West Virginia included Kimberly Clark on the list of those it was suing to recapture tobacco-related state health expenditures;

    - Increased litigation coming in various countries and states, as well as private insurers, indicate new and ominous challenges that might undermine the value of Sara Lee's stock if it is included in such litigation or recognized to be involved in tobacco;

    - The likelihood exists that our Company's products, like Hanes and our other personal products, may be boycotted if we do not divest ourselves of tobacco-related products. Already a consumer boycott of other tobacco companies' products has been launched by INFACT, a consumer activist group;

    - Partly because of response to shareholder concerns such as is indicated in this resolution, and because it came to realize its involvement in tobacco was "not compatible" with the rest of its operations, Kimberly Clark spun-off its tobacco related entities. The day after its announcement, its stock increased 5%;

    RESOLVED that shareholders ask management to take steps to accomplish a separation of the Corporation's tobacco business from all its non-tobacco businesses by January 1, 1998.

SUPPORTING STATEMENT OF THE PROPONENTS

    The proponents of this resolution did not think it advisable to challenge the Company's involvement in tobacco production because it represents less than 5% of its annual revenues. However, with the AMA's listing of Sara Lee as a company to be divested from because of its tobacco-presence, we feel it is time for the company to rid itself of a product which used, as intended, creates ill-health and death. We feel a Company such as ours -- which has made a name for itself by promoting personal care -- should not be involved in production of products that undermine personal health. A spin-off may not only help preserve our Company's assets from further litigation here and abroad, it will also preserve its good reputation.

    If you agree that Sara Lee should free itself of any involvement in tobacco in the United States of America or any where in the world, please vote "yes"
(FOR) for this resolution.

THE RESPONSE OF SARA LEE'S BOARD OF DIRECTORS

    Sara Lee's independently managed Dutch subsidiary, Sara Lee/DE, N.V., is one of the oldest companies in Europe with operations dating back to 1753. Sara Lee/DE grew over the centuries into a leading Dutch trading company dealing in coffee, tea and loose tobacco.

    Sara Lee/DE sells cut and loose tobacco, principally in Europe. In the last fiscal year, sales from tobacco products represented less than 2% of Sara Lee's overall revenues and 97% of such revenues were derived outside the United States.

    In response to the issues raised in the current public discussion of tobacco products as well as by some stockholders and the proposed nationwide settlement of state and federal tobacco litigation, management and the Board of Directors of Sara Lee are actively engaged in a comprehensive review of Sara Lee/DE's tobacco business. This review is ongoing. The concerns raised by Sara Lee's stockholders in the proposal are well-known to management and the Board of Directors and are being carefully considered.

    Management and the Board of Directors of Sara Lee recognize their duty to fulfill Sara Lee's primary purpose of creating long-term stockholder value, while at the same time being a responsible member of the communities in which Sara Lee operates. The Board of Directors also understands the critical importance of responding to and addressing legitimate concerns of stockholders. The review of the tobacco business must consider Sara Lee's stockholders, employees, customers and the communities in which Sara Lee operates and sells its products as well as evolving attitudes toward tobacco products, the proposed nationwide tobacco settlement and the costs and benefits of any specific action regarding the tobacco business. It is critical that management and the Board of Directors of Sara Lee carefully consider these and other factors in order to reach a decision that is in the best long-term interest of Sara Lee and its stockholders.

    The issues involved in considering the future of the tobacco business, particularly in light of the proposed nationwide tobacco settlement, are complex and interrelated with numerous other issues. For example, Sara Lee/DE's coffee and tobacco businesses are highly integrated and share significant resources and trademarks. Management and the Board believe that, without first completing a thorough and complete analysis, it would be imprudent to dispose of Sara Lee/DE's cut and pipe tobacco business. Therefore, the proposal should be rejected.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
ADOPTION OF THIS PROPOSAL.

                                OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    If you wish to submit proposals for possible inclusion in Sara Lee's 1998 Proxy Statement, we must receive them on or before Monday, May 25, 1998. Proposals should be mailed to Sara Lee Corporation, to the attention of Sara Lee's Secretary, Janet Langford Kelly, Three First National Plaza, Chicago, Illinois 60602-4260. In addition, Sara Lee's Bylaws specify procedures for notifying Sara Lee of nominations for director and other business to be properly brought before any meeting of stockholders. A copy of the Bylaws may be obtained from Janet Langford Kelly, Sara Lee's Secretary.

SARA LEE'S FORM 10-K

    A copy of Sara Lee's Annual Report on Form 10-K for the fiscal year ended June 28, 1997, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Sara Lee Corporation, to the attention of the Investor Relations and Corporate Affairs Department, Three First National Plaza, Chicago, Illinois, 60602-4260.

EXPENSES OF SOLICITATION

    This solicitation is being made by mail, but may also be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Morrow & Co., Inc. for $14,000 plus associated costs and expenses, to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

                                                                       [LOGO]

                                                         Three First National
                                                         Plaza

                                                               Chicago, Illinois
                                                                      60602-4260

                     [MAP OF SHAREHOLDER MEETING LOCATION]

                                   DIRECTIONS

FROM THE SOUTHWEST        I-55 North to I-90/94 West to Ohio     On Ohio Street go East.
FROM THE SOUTH            Street                                 Turn right on Fairbanks/
FROM THE SOUTHEAST        I-57N to I-90/94 West to Ohio Street   Columbus Drive and then
FROM THE NORTH            I-90/94 West to Ohio Street            left on Illinios to Navy
FROM THE WEST             I-90/94 East to Ohio Street            Pier. Proceed East along
                          I-290 East to I-90/94 West to Ohio     the North side of the Pier
                          Street                                 to Entrance 1 (Main drop
                                                                 off for taxis and buses).
                                                                 Parking is available in the
                                                                 East garage. The current
                                                                 rate for short-term parking
                                                                 ranges from $10.25 to
                                                                 $13.25.

                            SARA LEE CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/

[                                                                             ]

This Proxy will be voted in accordance with the specifications made. If a valid proxy is returned, and no choice is indicated with respect to a proposal, this Proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

                                                     For All,
                                     For  Withheld   Except    To withhold as to
                                          As to All  as noted  less than all
1. Election of Directors             / /    / /       / /      nominees, strike
                                                               through the names
Paul A. Allaire, Frans H.J.J.                                  of one or more
Andriessen, John H. Bryan, Duane L.                            nominees
Burnham, Charles W. Coker, Willie D.
Davis, Donald J. Franceschini, Allen
F. Jacobson, Vernon E. Jordan, Jr.,
James L. Ketelsen, Hans B. van Liemt,
Joan D. Manley, C. Steven McMillan,
Frank L. Meysman, Newton N. Minow,
Sir Arvi H. Parbo A.C., Rozanne L.
Ridgway and Richard L. Thomas.

The Board of Directors recommends a vote FOR proposals 1 and 2 and AGAINST stockholder proposal 3

_________________________________
Nominee Exception(s)
_________________________________

_________________________________

2. Ratify the appointment of Arthur Andersen LLP       For   Against   Abstain
   as independent public accountants.                  / /     /  /      / /

3. Stockholder proposal.                               For   Against   Abstain
                                                       / /     /  /      / /




                                       Dated ____________________________, 1997

                                       Signature ______________________________

                                       Signature ______________________________

                                       NOTE: Please sign exactly as your
                                       name or names appear on the reverse
                                       side. For joint accounts, each owner
                                       should sign. When signing as
                                       officer, administrator, attorney,
                                       trustee or guardian, etc., please
                                       give your full title.

-------------------------------------------------------------------------------
                           Detach Proxy Card Here






                              ADMISSION TICKET

                            SARA LEE CORPORATION
                       ANNUAL MEETING OF STOCKHOLDERS
                         THURSDAY, OCTOBER 30, 1997
                                   10 A.M.
                        NAVY PIER -- FESTIVAL HALL A
                             CHICAGO, ILLINOIS

PROXY                                                                     PROXY


                            SARA LEE CORPORATION
  PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 30, 1997

THE UNDERSIGNED STOCKHOLDER OF SARA LEE CORPORATION, A MARYLAND CORPORATION (THE "COMPANY") HEREBY APPOINTS JOHN H. BRYAN, JUDITH A. SPRIESER AND JANET LANGFORD KELLY, OR ANY OF THEM, AS THE UNDERSIGNED'S PROXY OR PROXIES, WITH FULL POWER OF SUBSTITUTION IN EACH OF THEM, TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD IN NAVY PIER -- FESTIVAL HALL A, 600 E. GRAND AVENUE, CHICAGO, ILLINOIS, ON OCTOBER 30, 1997, AT 10:00 A.M.,
CHICAGO TIME, AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK AND EMPLOYEE STOCK OWNERSHIP PLAN CONVERTIBLE
PREFERRED STOCK OF THE COMPANY WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT SUCH MEETING, AS FULLY AS THE UNDERSIGNED COULD IF PERSONALLY PRESENT, UPON THE PROPOSALS SET FORTH ON THE REVERSE SIDE HEREOF AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS AND OF THE ACCOMPANYING PROXY STATEMENT AND REVOKES ANY PROXY HERETOFORE GIVEN WITH RESPECT TO SUCH MEETING.

    IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

-------------------------------------------------------------------------------